Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of report (date of earliest event reported):
April 20, 2010

NaturalNano, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-49901	87-0646435
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

15 Schoen Place
Pittsford, New York 14534
(Address of principal executive offices)

 (585) 267-4850
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Pursuant to the terms of the Equity Purchase Agreement, executed on April 20, 2010, by and among the NaturalNano, Inc. (the “Company”), WorldWide Medical Solutions, LLC, a New York limited liability company (“WMS”) and COMBOTEXS, LLC, a New York limited liability company (“COMBOTEXS”), the Company issued to WMS 20,000,000 shares of common stock of the Company and 40,000,000 Warrants (the “Warrants”) in consideration for a 51% equity interest in COMBOTEXS.

The Warrants, each of which entitles WMS to purchase one share of the Company’s common stock, have an exercise price of $0.05 per share for the first twenty million Warrants; an exercise price of $0.08 for the next ten million Warrants, and an exercise price of $0.10 per share for the final ten million Warrants. The Warrants have a term of five (5) years from and after the date on which they become exercisable and provide for cashless exercise.

The first 20,000,000 Warrants become exercisable on the first day of the first month after the gross sales of COMBOTEXS from and after April 20, 2010 exceeds $1,000,000 in the aggregate, net of taxes.  The second 10,000,000 Warrants become exercisable on the first day of the first month after the gross sales of COMBOTEXS exceed $3,000,000 in the aggregate, net of taxes.  The final 10,000,000 Warrants became exercisable on the first day of the first month after the gross sales of COMBOTEXS exceed $4,000,000 in the aggregate, net of taxes. Gross sales shall be as determined by COMBOTEXS’ internal accounting staff or certified public accountants, and WMS shall have the right to conduct an audit of such sales at any time, but not more than once in any calendar year. Such audit shall be at WMS’s expense unless the gross sales as reported by COMBOTEXS were below a threshold for the issuance of Warrants to WMS but the audit determines that gross sales of COMBOTEXS actually exceeded the threshold in question for the issuance of Warrants, in which case the audit will be at the sole expense of the Company.  The Company and COMBOTEXS agree to cooperate in such audit and provide sales and other records reasonably necessary for such audit to WMS and its agents.

The Company and WMS are the sole members of COMBOTEXS. Accordingly, they entered into an Amended and Restated Operating Agreement of COMBOTEXS, LLC, dated April 20, 2010 (the “Operating Agreement”) setting forth their respective rights and obligations with respect to COMBOTEXS. The provisions of the Operating Agreement include but are not limited to the following:

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The consent of both the Company and WMS is required for additional capital contributions, additional managers, a substantial sale of assets; mergers; voluntary bankruptcy; amendment of the Operating Agreement; transfer of membership interests; the dissolution of the Company; expenditures in excess of $5,000; and engaging in a transaction with any member or affiliated party.

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The managers of COMBOTEXS are James Wemett, the sole officer and director of the Company, and Richard M. Popovic. The managers cannot be removed by the members without the consent of the particular manager.

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If additional capital is required by COMBOTEXS and one member does not contribute, the non-delinquent member may make the contribution and dilute the other member’s interest. In addition, the delinquent member is charged with interest at the rate of prime plus 3%.

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Distributions shall be made by COMBOTEXS as determined by the managers, but shall be made on an annual basis; such distributions will be made in accordance with the member’s equity interest. For every sale of a checklist board made by COMBOTEXS, there shall be a $60 distribution made to each member, which shall be made no later than the tenth day of each month.

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Members are not permitted to dispose, pledge, sell or otherwise transfer their membership interest in COMBOTEXS without the consent of the other Member. Notwithstanding, the members can transfer their interest to their respective affiliates, and after April 20, 2012 can transfer their interest provided the other member is provided with a right of first refusal.

For all the terms and provisions of the Equity Purchase Agreement and Operating Agreement, reference is hereby made to such documents annexed hereto as Exhibits 10.72 and 10.73.  All statements made herein concerning the foregoing are qualified in their entirety by reference to said exhibits.

Item 3.02  Unregistered Sales of Equity Securities

The disclosure set forth above under Item 1.01 (Entry Into a Material Definitive Agreement) is hereby incorporated by reference into this Item 3.02.

The shares of common stock of the Company and the Warrants issued to WMS described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act. The Equity Purchase Agreement executed in connection therewith contain representations to support the Company's reasonable belief that WMS had access to information concerning the operations and financial condition of the Company, is acquiring the securities for its own account and not with a view to the distribution thereof, and is an "accredited investor" as such term is defined in Rule 501 (a) of Regulation D promulgated under the Securities Act. At the time of their issuance, the securities described in Item 1.01 above will be deemed to be restricted securities for purposes of the Securities Act and the certificates representing the securities shall bear legends to that effect.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

10.72 Equity Purchase Agreement, executed made as of April 20, 2010, by and among the NaturalNano, Inc., a Nevada corporation, WorldWide Medical Solutions, LLC, a New York limited liability company and COMBOTEXS, LLC, a New York limited liability company

10.73 Amended and Restated Operating Agreement of COMBOTEXS, LLC, dated April 20, 2010, which amends and restates in its entirety the Operating Agreement made effective October 28, 2009, executed by Innovation Group Enterprises, LLC, its sole member, and further amended by an amendment dated March 31, 2010, executed by WorldWide Medical Solutions, LLC, which acquired 100% of the ownership interest in and to COMBOTEXS, LLC from the original Member thereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NaturalNano, Inc.

Date April 22, 2010	By:	/s/James Wemett
James Wemett
Acting Chief Executive Officer